Exhibit 10.17

TRADING AGREEMENT

This Trading Agreement (this “Agreement”) is made as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between Ionic Trading LLC, a Connecticut limited liability company (“Ionic”) with its principal address at 122 E Putnam Ave, Greenwich, CT 06830, and Kogeto (“Trading Partner”), a Corporation with its principal address at 51 Wooster Street, New York, NY 10013.

WHEREAS, Ionic is engaged in the business of bartering trade credits in return for selected goods and services of its trading partners and procuring goods and/or services for its trading partners for a combination of trade credits and cash; and

WHEREAS, Ionic and Trading Partner wish to enter into such a trading arrangement in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1. Sale of Products; Resale and Disposition.

1.1 Product Sale. As of the Effective Date, Trading Partner hereby sells, transfers and assigns title to Ionic and Ionic hereby purchases and accepts title to the products set forth in Schedule 1.1 (the “Products”), subject only to the warranties set forth in Sections 3.1 and 3.2. The parties agree that the aggregate fair value of the Products as of the date of purchase is U.S. $80,000. A cash payment of $5.00 per unit of Product, or $20,000, assuming 4,000 units of Product, shall be payable to Trading Partner 10 business days after the 4,000 units of Product have been delivered to Ionic’s designated warehouse. Trading Partner shall furnish Ionic, without charge, as applicable, any inventory of catalog booklets, sheets and other sales promotional material in its possession or control that describes the Products.

1.2 Shipping. Trading Partner shall ship all physical Products insurance and freight prepaid, to one or more designees as Ionic shall advise in writing, with such shipment on a date that is mutually agreed in writing by the parties. Ionic will issue additional Ionic Trade Credits (defined in Section 2.1) on a dollar-for-dollar basis equal to the actual out of pocket expenses incurred by Trading Partner in shipping the Products under this Section 1.2. As of the Effective Date and pending shipment, the Products shall be conspicuously marked with Ionic’s name, address and telephone number and shall be stored until the time of such shipment in an appropriate environment for Ionic’s benefit at no expense to Ionic.

1.3 Resale and Disposition. No Trading Partner or other approval shall be required prior to resale or other disposition of the Products.

2. Ionic Trade Credits; Purchase of Goods/Services.

2.1 Issuance of Ionic Trade Credits. As full and complete consideration for the sale and transfer of the Products, Ionic hereby issues to Trading Partner a total of U.S. $60,000 in Ionic Trade Credits. “Ionic Trade Credits” shall mean the right of Trading Partner to purchase goods and/or services made available to Trading Partner by Ionic (“Goods/Services”), with one (1) Ionic Trade Credit equivalent to One US Dollar ($1.00). Such Goods/Services may be purchased by Trading Partner for a combination of Ionic Trade Credits and a cash payment equal to the purchase price of such Goods/Services. The total purchase price of any such Goods/Services will be determined in accordance with Section 2.2.

2.2 Purchase of Goods/Services. Trading Partner may advise Ionic from time to time by delivery to Ionic of a written purchase request in the name of Trading Partner or any of its related or affiliated entities (“Purchase Request”), in form and substance reasonably satisfactory to Ionic, of any desired Goods/Services. Trading Partner shall include in such request its historical cost for comparable Goods/Services, adjusted to reflect current market conditions (the “GS Benchmark Price”). The GS Benchmark Price for each individual Purchase Request may not be changed after it has been submitted to Ionic by Trading Partner except to correct clerical errors and shall be non-cancellable upon acceptance by Ionic. Upon request, Trading Partner shall provide Ionic with data supporting the GS Benchmark Price. Ionic shall promptly after receipt of a Purchase Request from Trading Partner, advise Trading Partner whether Ionic can obtain such Goods/Services and, if so, the cash price (the “GS Cash Price”) to Trading Partner at which Ionic would be willing to provide such Goods/Services. If Ionic offers to provide such Goods/Services at a GS Cash Price that is less than the GS Benchmark Price and if Trading Partner accepts said offer in writing, Ionic shall purchase such Goods/Services on behalf of Trading Partner or its designated related or affiliated entity in accordance with Trading Partner’s Purchase Request and Trading Partner shall purchase such Goods/Services in consideration for cash equal to the GS Cash Price and Ionic Trade Credits in an amount equal to the GS Benchmark Price minus the GS Cash Price. If Ionic cannot offer to provide such Goods/Services at a GS Cash Price that is less than the GS Benchmark Price, then Ionic shall not purchase such Goods/Services on behalf of Trading Partner. Trading Partner acknowledges that the ratio of GS Cash Price to Ionic Trade Credits in connection with each Purchase Request may vary widely between transactions due to market conditions. Trading Partner further acknowledges that any direct contact between Trading Partner and the Goods/Services providers with respect to any Purchase Request hereunder will significantly reduce Ionic’s ability to deliver such Goods/Services to Trading Partner and accordingly, Trading Partner hereby agrees that Ionic shall be the sole point of contact in connection with the procurement of Goods/Services pursuant to a Purchase Request.

2.3 Limits on Use of Ionic Trade Credits. Trading Partner acknowledges that it is only entitled to redeem the Ionic Trade Credits during the Term in accordance with this Section 2 and in no event shall the Ionic Trade Credits be converted or otherwise reduced to a cash payment obligation of Ionic. Trading Partner shall not be obligated to make any purchases with Ionic Trade Credits; provided, that any Ionic Trade Credits not redeemed by Trading Partner in the manner described in this Section 2 on or before the end of the Term (defined in Section 7), shall expire at the end of the Term. Thereafter, Ionic shall have no further obligation to redeem or otherwise honor Ionic Trade Credits issued to Trading Partner under this Agreement, except that Ionic shall be obligated to redeem such Ionic Trade Credits in consideration for any Goods/Services requested by Trading Partner and agreed to be provided by Ionic prior to the end of the Term.

2.4 Credit and Payment.

(a) Unless advance payment is required by a vendor, payment of the cash portion of any purchase price shall be made at the time of delivery of the Goods/Services. If Ionic agrees to defer payment of the cash portion of any purchase price until after delivery of the purchased Goods/Services, then Trading Partner shall make such deferred payment on the terms agreed with Ionic. The obligation of Trading Partner to make such cash payment after delivery of the Goods/Services, on an individual transaction by transaction basis, shall be absolute and unconditional, and not subject to any offset right or any other defense or counterclaim which Trading Partner may have against Ionic now or in the future, whether under this Agreement or otherwise.

(b) If payment of any amounts due to Ionic hereunder are not paid to Ionic when due under this Agreement, Trading Partner shall pay to Ionic interest on such unpaid amounts from the date due until the date paid at a monthly rate equal to one and a half percent (1 1/2%), or the maximum rate allowed by law, whichever is less.

(c) The parties hereto agree that the pricing provided by Ionic in connection with a Purchase Request shall be net of any and all taxes (including sales or use taxes), except for taxes payable on the income of Ionic, all of which shall be the sole obligation of Trading Partner. To the extent Ionic is required to collect such taxes under applicable law, Ionic shall to the extent legally required, separately state the amount of tax due on its invoices to Trading Partner.

3. Representations and Warranties.

3.1 Trading Partner represents and warrants to Ionic that: (a) it is an entity duly formed, validly existing and in good standing under the laws of its state of formation; (b) it has full power and authority to enter into and perform this Agreement in accordance with its terms; (c) the execution, delivery and performance of this Agreement by Trading Partner have been duly authorized by Trading Partner; (d) this Agreement is a valid and binding obligation of Trading Partner, enforceable in accordance with its terms; and (e) Trading Partner has transferred to Ionic good and marketable title to the Products, free and clear of all claims, liens or encumbrances and subject only to the terms and conditions of this Agreement.

3.2 Trading Partner further represents and warrants to Ionic that: (a) any physical Products are new, fully packaged as is customary in the industry, in good and merchantable condition and carry their original warranty in favor of the eventual purchasers or Ionic’s designees at the time of shipment to Ionic; and (b) the resale or other disposition of the Products does not require registration by Ionic with any governmental entity.

3.3 Ionic represents and warrants to Trading Partner that: (a) it is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Connecticut; (b) it has full power and authority to enter into and perform this Agreement in accordance with its terms; (c) the execution, delivery and performance of this Agreement by Ionic has been duly authorized by Ionic; (d) this Agreement is a valid and binding obligation of Ionic, enforceable in accordance with its terms; and (e) the Ionic Trade Credits are granted free and clear of all claims, liens, or encumbrances and subject only to the terms and conditions of this Agreement.

3.4 Ionic further represents and warrants to Trading Partner that: (a) Ionic will not misrepresent directly or indirectly any written warranty for the Products provided to Ionic and Ionic will cause its distribution partners or other non-end user transferees to agree to the foregoing undertaking; and (b) Ionic will comply with applicable U.S. Export Control Administration regulations in connection with any resale of the Products outside the United States.

3.5 EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3, NEITHER IONIC NOR TRADING PARTNER MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4. Indemnification; Limitation of Liability.

4.1 Trading Partner shall, at its cost and expense, indemnify, defend, and forever hold harmless Ionic, its affiliates, and its and their respective agents (each an “Ionic Indemnified Party”) from and against any obligation, loss, injury, liability, damage, deficiency, assessment, fine, penalty, forfeiture, judgment, lien, diminution of value, notice of violation or non- compliance, cost, and expense, including, without limitation, reasonable attorneys’ fees and expenses incurred to enforce this Agreement, costs of defense, and costs of settlement resulting from any claim, suit, action, cause of action, proceeding, investigation, dispute or demand brought by a person or entity who is not a party to this Agreement or an affiliate thereof (a “Third Party Claim”) arising out of or resulting from: (a) any product liability claims or claims of infringement of any intellectual property rights of third parties made against Ionic with respect to any of the Products; or (b) Trading Partner’s breach of any of Trading Partner’s representations or warranties set forth in Sections 3.1 and 3.2.

4.2 Ionic shall, at its cost and expense, indemnify, defend, and forever hold harmless Trading Partner, its affiliates, and its and their respective agents (each a “Trading Partner Indemnified Party”) from and against any Third Party Claim arising out of or resulting from any: (a) claims of infringement of any intellectual property rights of third parties made against Trading Partner with respect to Ionic’s sale or promotion of the sale of the Products in violation of the resale procedures it being agreed that Ionic has no resale restrictions or (b) Ionic’s breach of any of Ionic’s representations or warranties set forth in Sections 3.3 and 3.4.

4.3 The indemnifying party under Section 4.1 or 4.2 (the “Indemnifying Party”) shall have the right, at its at its cost and expense, to defend, negotiate, and otherwise resolve any Third Party Claim for which it is obligated to provide indemnification under this Section 4; provided, however, the Indemnified Party shall have the right, at its cost and expense, to participate in such Third Party Claim and to employ counsel of its choice. The Indemnifying Party shall not, without the prior written consent of the Ionic Indemnified Party or Trading Partner Indemnified Party, as applicable (each an “Indemnified Party”), enter into any settlement or compromise or consent to the entry of any judgment with respect to a Third Party Claim if such settlement, compromise or judgment: (a) involves a finding or admission of wrongdoing; (b) does not include an unconditional written release by the claimant or plaintiff of each Indemnified Party from all liability in respect of such Third Party Claim; or (c) imposes equitable remedies or any obligation on any Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified under this Section 4.

4.3 AS BETWEEN THE PARTIES, IN NO EVENT SHALL EITHER PARTY HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER PARTY FOR EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, AND/OR LOSS OF USE, EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY THEREOF.

5. Insurance. (a) At Trading Partner’s sole expense, Trading Partner shall keep the Products insured against all risk of physical loss or damage for not less than the full replacement cost for the period through delivery to Ionic’s designees and shall maintain in full force and effect throughout the Term and for one year thereafter, a general liability insurance policy, including without limitation against product liability arising out of the use of the Products, with a combined single limit of not less than $1,000,000 for each occurrence. Trading Partner agrees to furnish appropriate certificates of insurance naming Ionic and its designees as additional insureds upon the written request of Ionic. Trading Partner shall notify Ionic of any cancellation or modification of such insurance not less than thirty (30) days prior to the date of such cancellation or modification.

(b) Ionic shall maintain in full force and effect throughout the Term and for one year thereafter, at Ionic’s sole expense, a general liability insurance policy which shall include contractual liability coverage in connection with Ionic’s activities and obligations hereunder with a combined single limit of not less than $1,000,000 for each occurrence. Ionic agrees to furnish appropriate certificates of insurance evidencing such insurance upon the written request of Trading Partner. Ionic agrees to furnish appropriate certificates of insurance evidencing such insurance upon the written request of Trading Partner. Ionic shall notify Trading Partner of any cancellation or modification of such insurance not less than thirty (30) days prior to the date of such cancellation or modification.

6. Confidential Information.

6.1 Each party acknowledges that it has or may be given access to the confidential information and materials of the other party, including, without limitation, trade secrets, know- how, documentation customer lists, media information, media pricing and financial information (collectively, the “Confidential Information”), solely for the purpose of this Agreement. The receiving party agrees that, except as expressly authorized by the disclosing party in writing or as otherwise required by law: (a) it will not use the Confidential Information except for the express purpose for which it was disclosed; (b) it will keep the Confidential Information confidential at all times and will take reasonable precautions, at least as great as the precautions it takes to protect its own confidential information, to safeguard the Confidential Information; (c) it may disclose the Confidential Information only to its employees who need to know and who are under an obligation not to make any use or disclosure of the Confidential Information in violation of this Agreement; (d) except as reasonably necessary to accomplish the purposes of this Agreement, it will not copy the Confidential Information or any adaptation, transcription or merged portion thereof, or remove any proprietary rights notices contained therein; and (e) it will, upon the request of the disclosing party, promptly return all materials containing Confidential Information. Confidential Information shall not include any information which was known to the receiving party prior to receipt from the disclosing party, or is generally available to the public, without restriction. The terms and conditions of this Agreement shall be deemed Confidential Information.

6.2 The parties acknowledge and agree that any disclosure of Confidential Information by the other party or its agents in violation of this Agreement would threaten immediate and irreparable harm to the business of the other party, and that, in addition to any other rights and remedies available to it, the other party shall be entitled to apply for specific performance of this Agreement, immediate injunctive relief without the posting of bond, and, notwithstanding any provision to the contrary, the immediate return of all Confidential Information.

7. Term; Termination; Survival. The term of this Agreement shall be for a period of three (3) years beginning on Effective Date (“Term”). If either party breaches an obligation set forth under this Agreement and such breach is not cured, to the extent capable of being cured, within ten (10) days of written notice of such breach to the party in breach, then the party not in breach may terminate this Agreement upon written notice to the breaching party. Sections 1, 2.4, 3, 4, 5, 6 and 8, inclusive, shall survive the expiration or termination of this Agreement.

8. Miscellaneous.

8.1 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered by hand, courier, or express mail service (with written confirmation of receipt); (b) sent by means of facsimile (with provision for assurance of receipt in a manner typical with respect to communications of that type); or (c) mailed by registered or certified first class mail, postage prepaid, return receipt requested, at the address or facsimile number set forth below (or to such other person, address, or facsimile number as a party may, from time to time, designate by written notice):

If to Ionic:

Ionic Trading LLC 122 E Putnam Ave Greenwich, CT 06830 Facsimile: 818-647-6686 Attention: David Prose, Managing Director

If to Trading Partner:

Kogeto Inc 51 Wooster Street New York, NY 10013 Attention: Jeff Glasse, CEO

8.2 Severability. In the event that any provision of this Agreement shall be construed to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not be deemed to affect the remaining provisions, and this Agreement shall be construed and enforced as if such invalid or unenforceable provisions had never been included herein.

8.3 Independent Relationship The relationship between the parties is solely that of independent contracting parties, and neither party nor its employees, officers, or agents are or shall be deemed to be a partner, joint venturer, employee, franchisee or licensee of the other party for any purpose whatsoever. Neither party shall act or attempt to act, or represent itself directly or by implication, as an agent of the other party or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other party. Neither party shall make any representations on behalf of or in the name of the other party with respect to the other party’s goods or services, except as may be expressly authorized by the other party in writing, or as set forth in literature prepared or authorized by the other party.

8.4 Governing Law and Arbitration. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws provisions.. Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration to be held in New York, New York, in accordance with the rules of the American Arbitration Association then in effect (the “AAA Rules”). Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties consent to the jurisdiction of the federal and state courts located in New York for this purpose. Unless the parties otherwise agree in writing, a single arbitrator shall be selected in accordance with the AAA Rules. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration. Notwithstanding the foregoing, either party shall have the right to bring an action or claim for interim measures, including specific performance or injunctive relief, in order to preserve its rights or enforce the obligations of the other party under this Agreement in any court of competent jurisdiction or having jurisdiction over any of the parties or their respective Products, without the need to first submit such matter to arbitration under this Section 8.4.

8.5 Amendment and Waiver. Any provision of this Agreement or any schedule or attachment hereto may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure of either party to enforce, at any time or for any period of time, the provisions of this Agreement will not be interpreted to be a waiver of such provisions or of the right of such party to thereafter enforce each and every provision.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that except as expressly provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy of this Agreement but all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic means in accordance with this Section 8.7 shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic counterparts shall be deemed to be the original signatures for all purposes.

8.8 Entire Agreement; Conflict. This Agreement, together with its schedules, which are incorporated hereby, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior oral and written understandings between the parties with respect to the subject matter hereof. In the event of a conflict between any Purchase Request and this Agreement, the terms of this Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

IONIC TRADING LLC

By: /s/ David Prose

Name: David Prose

Title: Managing Director

Date: 2/26/2013

Kogeto Inc

By: /s/ Jeff Glasse

Name: Jeff Glasse

Title: CEO

Date: 2/25/2013

Schedule 1.1

THE PRODUCTS

4,000 units of the Kogeto Dots. Fit the iPhone 4 and 4s.

Packed 25 to a case

All units are in original package and full case pack (25 units to a case)

No opened or partial cases